Exhibit 5.1

[Seward & Kissel LLP Letterhead]

October 17, 2008

DryShips Inc.
80 Kifissias Avenue
Amaroussion 15125
Athens, Greece

Re:	DryShips Inc.

Ladies and Gentlemen:

We have acted as counsel to DryShips Inc. (the “Company”) and each of the Company’s subsidiaries listed on Schedule I hereto (collectively the “Additional Registrants”) in connection with the Company’s filing of a Post-Effective Amendment No. 1 to Form F-3ASR with the U.S. Securities and Exchange Commission (the “Commission”) on October  17, 2008 (the “Post-Effective Amendment”) to the Company’s Registration Statement on Form F-3ASR filed with the Commission on October 5, 2007 (as amended and as may be further amended from time to time, the “Registration Statement”) and the prospectus included therein (as amended and as may be further amended from time to time, the “Prospectus”), with respect to the public offering from time to time of securities of the Company which may include common shares, preferred share purchase rights, preferred shares, debt securities, warrants, purchase contracts and units (collectively the “Securities”).  The Registration Statement is an automatic effective shelf registration statement as defined in Rule 405 of the Securities Act of 1933, as amended (the "Securities Act.")

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Prospectus; (iii) the form of indenture included as an exhibit to the Registration Statement, (iv) the stockholders rights agreement of the Company dated January 18, 2008 (the “Stockholders Rights Agreement”); and (v) such corporate documents and records of the Company and each Additional Registrant and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents.  As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company, the Additional Registrants and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with any offering of any Securities will be duly authorized, executed and delivered by each of the parties thereto other than the Company and the Additional Registrants, and (ii) the terms of any offering of any Securities will comply in all respects with the terms, conditions and restrictions described in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands:

1. Under the laws of the Republic of the Marshall Islands, the Securities have been duly authorized, and when the Securities are issued, sold and paid for as contemplated in the Prospectus (and, with respect to the preferred share purchase rights, in accordance with the terms of the Stockholders Rights Agreement), will be validly issued.

2. The common shares, preferred share purchase rights, preferred shares and units, when issued, sold and paid for as contemplated in the Prospectus (and, with respect to the preferred share purchase rights, in accordance with the terms of the Stockholders Rights Agreement), will be fully paid and non-assessable.

DryShips Inc.
October 17, 2008

3. The debt securities issued pursuant to an indenture substantially in the form examined by us, guarantees, warrants and purchase contracts, upon due execution and delivery as contemplated in the Prospectus, will be valid and legally binding obligations of the Company.

Under the laws of the State of New York, the preferred share purchase rights constitute binding obligations of the Company in accordance with the terms of the Stockholders Rights Agreement.

This opinion is limited to the law of the State of New York and the Federal law of the United States of America and the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP

SK 23113 0002 928956

Schedule I

Name of Subsidiary	Country of Incorporation
Hydrogen Shipping Company Limited	Malta
Oxygen Shipping Company Limited	Malta
Annapolis Shipping Company Limited	Malta
Helium Shipping Company Limited	Malta
Blueberry Shipping Company Limited	Malta
Silicon Shipping Company Limited	Malta
Lancat Shipping Company Limited	Malta
Tolan Shipping Company Limited	Malta
Malvina Shipping Company Limited	Malta
Arleta Navigation Company Limited	Malta
Selma Shipping Company Limited	Malta
Royerton Shipping Company Limited	Malta
Samsara Shipping Company Limited	Malta
Lansat Shipping Company Limited	Malta
Farat Shipping Company Limited	Malta
Madras Shipping Company Limited	Malta
Iguana Shipping Company Limited	Malta
Borsari Shipping Company Limited	Malta
Onil Shipping Company Limited	Malta
Zatac Shipping Company Limited	Malta
Fabiana Navigation Company Limited	Malta
Fago Shipping Company Limited	Malta
Felicia Navigation Company Limited	Malta
Karmen Shipping Company Limited	Malta
Thelma Shipping Company Limited	Malta
Celine Shipping Company Limited	Malta
Seaventure Shipping Limited	Marshall Islands
Tempo Marine Co.	Marshall Islands
Star Record Owning Company Limited	Marshall Islands
Human Owning Company Limited	Marshall Islands
Classical Owning Company Limited	Marshall Islands
Maternal Owning Company Limited	Marshall Islands
Paternal Owning Company Limited	Marshall Islands
Argo Owning Company Limited	Marshall Islands
Rea Owning Company Limited	Marshall Islands
Gaia Owning Company Limited	Marshall Islands
Kronos Owning Company Limited	Marshall Islands
Trojan Maritime Co.	Marshall Islands
Atlas Owning Company Limited	Marshall Islands
Dione Owning Company Limited	Marshall Islands
Phoebe Owning Company Limited	Marshall Islands
Uranus Owning Company Limited	Marshall Islands
Platan Shipping Company Limited	Malta
Selene Owning Company Limited	Marshall Islands
Tethys Owning Company Limited	Marshall Islands
Ioli Owning Company Limited	Marshall Islands

Roscoe Marine Ltd.	Marshall Islands
Monteagle Shipping S.A.	Marshall Islands
Wealth Management Inc.	Marshall Islands
Primelead Shareholders Inc.	Marshall Islands